Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) dated as of February 19, 2014, is entered into among Signet Jewelers Limited, a Bermuda corporation (“Parent”), Zale Corporation, a Delaware corporation (the “Company”), and Z Investment Holdings, LLC, a Delaware limited liability company and the warrantholder of the Company (the “Securityholder”).

WHEREAS, the Securityholder and the Company are parties to that certain Warrant and Registration Rights Agreement, dated as of May 10, 2010 (the “Warrant Agreement”), pursuant to which the Securityholder was granted certain Warrants (as defined in the Warrant Agreement);

WHEREAS, the Securityholder owns Warrants convertible into 11,064,684 shares of common stock, par value $0.01per share, of the Company (the “Company Common Stock,” and such Warrants, together with any other securities of the Company acquired by the Securityholder after the date hereof and during the term of this Agreement, and together with the Subject Shares (as defined below) the “Company Securities”); and

WHEREAS, concurrently with or following the execution of this Agreement, Parent, Carat Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company will enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), pursuant to which MergerSub will merge with and into the Company;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement (a copy of which has been provided to the Securityholder), Parent has required that the Securityholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1.        Defined Terms.  Capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in the Merger Agreement.

SECTION 2.        Representations and Warranties of the Securityholder.  The Securityholder hereby represents and warrants to Parent as of the date hereof and as of the Closing Date as follows:

(a)          Authority; Execution and Delivery; Enforceability.

(i)           The Securityholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  The Securityholder has all requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform the obligations and consummate the transactions contemplated hereby.  The execution and delivery by the Securityholder of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Securityholder.  The Securityholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Securityholder, enforceable against the Securityholder in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar Laws affecting the rights and remedies of creditors generally and general principles of equity.

(ii)          The execution and delivery by the Securityholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any breach of, require the consent, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Securityholder under, any provision of any Contract to which the Securityholder is a party or by which any properties or assets of the Securityholder are bound or, subject to the consents and filings referred to in clause (iii) below, any provision of any Law applicable to the Securityholder or the properties or assets of the Securityholder.

(iii)         Except for (a) filings required under Sections 13(d) and 16 of the Exchange Act and (b) filings required under, and compliance with applicable requirements of, the HSR Act and, if applicable, Canadian antitrust authorities, no consent or approval of, or registration, declaration or filing with, any Governmental Authority or other Person is required to be obtained or made by or with respect to the Securityholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(b)          Company Securities.

(i)           The Securityholder is the record and beneficial owner of the Warrants, and upon its exercise of the Warrants in accordance with the terms of the Warrant Agreement, will be the record and beneficial owner of the Subject Shares, in each case, free and clear of all Liens and any other material limitation or restriction (including any restriction on the right to vote or otherwise transfer the Subject Shares) other than pursuant to this Agreement, the Merger Agreement and limitations on transfer under federal securities Law.  The Securityholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Warrants and the Subject Shares.  The Securityholder has the sole right to dispose of the Warrants and the Subject Shares, and none of the Securityholder’s Company Securities is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement.

(ii)          Upon its receipt of the Subject Shares after the exercise of the Warrants, the Securityholder will have the sole right to vote the Subject Shares, and none of the Securityholder’s Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares.

(c)          Takeover Proposals.  The Securityholder is not currently engaged in any discussions or negotiations with any Person (other than Parent and Merger Sub) regarding any Takeover Proposal.

(d)          Reliance by Parent.  The Securityholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Securityholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of the Securityholder contained herein.

SECTION 3.        Representations and Warranties of Parent.  Parent hereby represents and warrants to the Securityholder as of the date hereof and as of the Closing Date as follows:

(a)          Authority; Execution and Delivery; Enforceability.  Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent.  Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.  The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or any provision of any Law applicable to Parent or the properties or assets of Parent.  Except for any filings required under the Exchange Act, no consent or approval of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.        Covenants of the Securityholder.  The Securityholder covenants and agrees as follows:

(a)          The Securityholder shall, in accordance with the terms of the Warrant Agreement, no later than the Business Day immediately preceding the record date to be established by the Company for the Company Stockholders Meeting, exercise its Cashless Exercise (as defined in the Warrant Agreement) right pursuant to Section 3.04 of the Warrant Agreement with respect to all shares of Company Common Stock underlying the Warrants, such that after receipt of the shares received upon such exercise, all such shares will be held of record by the Securityholder and will be eligible to vote at the Company Stockholder Meeting, and the Warrants shall be extinguished.  The shares of Company Common Stock issued upon the exercise of such Warrants, together with any other shares of Company Common Stock acquired by the Securityholder after the date hereof and during the term of this Agreement, shall be referred to as the “Subject Shares”.

(b)          Prior to the Expiration Date, at any Company Stockholders Meeting, and at any adjournment or postponement thereof, called to seek the Company Stockholder Approval or in any other circumstances upon which a vote with respect to the Merger Agreement, the Merger or any other transaction contemplated thereby is sought, the Securityholder shall vote (or cause to be voted), in person or by proxy, the Subject Shares in favor of (i) granting the Company Stockholder Approval and (ii) any proposal to adjourn any Company Stockholders Meeting which Parent supports.

(c)          Prior to the Expiration Date, at every meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Securityholder’s vote, consent or other approval is sought, the Securityholder shall vote (or cause to be voted) the Subject Shares against (i) any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal or other merger agreement or merger (other than the Merger Agreement and the Merger), share exchange, consolidation, combination, dual listed structure, sale of substantial assets, issuance of securities, reorganization, recapitalization, dissolution, liquidation, winding up or other extraordinary transaction of or by the Company, (ii) any Takeover Proposal or Superior Proposal, (iii) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iv) any amendment of the Company’s Articles of Incorporation or the Bylaws or other action, proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other action, proposal or transaction would reasonably be expected to impede, interfere with, delay, frustrate, prevent or nullify any provision of the Merger Agreement or any other agreement contemplated by the Merger Agreement, the Merger or any other transaction contemplated thereby, inhibit the timely consummation of the transactions contemplated thereby or change in any manner the voting rights of any class of capital stock of the Company.  The Securityholder shall not commit or agree to take any action inconsistent with the foregoing.

(d)          Subject to Section 6(d), the Securityholder shall not engage, nor shall it authorize or permit any investment banker, attorney, accountant or other representative or agent of the Securityholder to engage, directly or indirectly, in any activity that would be prohibited pursuant to Section 5.3 of the Merger Agreement.

(e)          Prior to the Expiration Date, the Securityholder shall not (i) directly or indirectly offer, sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option, agreement, understanding or other arrangement (including any profit sharing arrangement) with respect to a Transfer of, any of the Securityholder’s Company Securities, or any interest therein, to any Person (except for the Cashless Exercise referred to in Section 4(a)), (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Securityholder’s Subject Shares or (iii) commit or agree to take any of the foregoing actions.

(f)           The Securityholder shall not issue any press release or make any other public statement with respect to the Merger Agreement, the documents contemplated therein, the Merger or any other transaction contemplated thereby without the prior consent of Parent.

(g)          The Securityholder hereby irrevocably and unconditionally waives and agrees not to exercise, assert or perfect any dissenters rights available to the Securityholder pursuant to Section 262 of the Delaware General Corporation Law.

SECTION 5.        Termination.  This Agreement shall terminate upon the earliest to occur of (i) the mutual consent of the parties hereto, (ii) the Effective Time, (iii) 45 days after the expiration of the End Date and (iii) the termination of the Merger Agreement in accordance with its terms (such earliest time, the “Expiration Date”).

SECTION 6.        Additional Matters.

(a)          The Securityholder shall promptly prepare and file all necessary filings, notices, statements, registrations, submissions of information, applications and other documents contemplated in Section 2(a)(iii) above, and use reasonable best efforts to obtain all approvals, consents and authorizations contemplated thereby; provided, however, that neither the Securityholder nor any of its controlling affiliates shall be required to divest, dispose of, lease, license or transfer any of its investments or assets.

(b)          The Securityholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(c)          All rights, ownership and economic benefits of and relating to the Company Securities shall remain vested in and belong to the Securityholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Securityholder in the voting of any of the Company Securities, except as otherwise provided herein.

(d)          Parent acknowledges that the Securityholder is entering into this Agreement only in its capacity as a stockholder of the Company and nothing herein shall limit or affect any actions taken by any individual in such individual’s capacity as a director of the Company, nor shall any action taken in any such individual’s capacity as a director be deemed a breach of this Agreement.

(e)          If the Merger is consummated, and the amount of the Merger Consideration that would have been payable to the Securityholder under the Warrant upon consummation thereof (assuming no prior exercise of the Warrant) exceeds the amount of the Merger Consideration that becomes payable to the Securityholder upon consummation of the Merger in respect of the shares of Company Common Stock received by the Securityholder as a result of the Cashless Exercise of the Warrant pursuant to this Agreement (assuming Securityholder is the record holder of all of such shares at the Effective Time), Parent agrees to deliver to the Securityholder no later than five (5) Business Days after the consummation of the Merger a cash payment equal to the amount of such excess (if any).

SECTION 7.        General Provisions.

(a)          Entire Agreement; Amendments.  This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter herein and can be amended only by a written instrument signed by each of the parties.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies, equitable or legal.

(b)          Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt); (ii) when sent by facsimile (with written confirmation of transmission); or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case, to the parties at their respective addresses set forth below (or at such other address for a party as shall be specified by like notice):

If to Parent, to:

Signet Jewelers Limited
c/o Signet Group Services Ltd.
110 Cannon Street
London EC4N 6EU
England
Attn:  Group Company Secretary
Facsimile:  44 (207) 621-0835

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:  Andrea A. Bernstein and Michael E. Lubowitz
Facsimile:  (212) 310-8007

If to Securityholder, to:
Z Investment Holdings, LLC
c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor
San Francisco, CA 94104
Attention:  General Counsel

If to the Company, to:

Zale Corporation
901 W. Walnut Hill Lane
Irving, TX 75038
Attention:  General Counsel
Facsimile:  (972) 580-4934

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 8th Ave
New York, NY 10019
Attention:  Eric L. Schiele
                   Ting S. Chen
Facsimile:  (212) 474 3700

(c)          Interpretation.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)        Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(ii)       The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

(iii)      The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise expressly requires;

(iv)      The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(v)       The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)          Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(e)          Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered to the other parties.

(f)           Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Merger Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g)          Governing Law; Jurisdiction; Waiver of Jury Trial.

(i)           This Agreement, the Merger Agreement, and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware, without regard to its conflicts of law principles.

(ii)          All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(iii)         Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

(h)          Binding Effect; Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of their obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 7(h) shall be null and void.

(i)           Remedies.  The parties agree that monetary damages would not be an adequate remedy and irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to one or more injunctions, temporary restraining orders of other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees not to oppose the granting of such relief in the event the court determines that such a breach has occurred.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

SIGNET JEWELERS LIMITED

By:	/s/ Michael W. Barnes
Name: Michael W. Barnes
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

Z INVESTMENT HOLDINGS, LLC

By:	/s/ Joshua Olshansky
Name: Joshua Olshansky
Title: Manager

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

ZALE CORPORATION

By:	/s/ Theo Killion
Name: Theo Killion
Title: Chief Executive Officer

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]